SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2006

GENVEC, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-24469	23-2705690
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

65 West Watkins Mill Road
Gaithersburg, MD
_______________________________
(Address of principal executive offices)

20878
______________________________
(Zip code)

(240) 632 0740
______________________________
(Registrant's telephone number, including area code)

Not Applicable
______________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

    Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 5.02(c) with respect to the material agreements included with this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3 is incorporated herein by reference.

    Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) On September 19, 2006, GenVec, Inc. (the “Company”) issued a press release, attached as Exhibit 99.1 to this Current Report on Form 8-K, announcing that Douglas J. Swirsky, 36 years old, has been appointed Chief Financial Officer, Corporate Secretary and Treasurer of the Company. Mr. Swirsky will also serve as the Company’s Principal Accounting Officer. Prior to joining the Company, Mr. Swirsky was a Managing Director at Stifel Nicolaus & Co., an investment bank located in Baltimore, Maryland, where he directed the life sciences investment banking group. From 2000-2002, Mr. Swirsky served as a Director in the Healthcare Investment Banking unit of UBS Warburg, LLC, an investment bank. There are no family relationships between Mr. Swirsky and any director or executive officer of the Company, and there are no arrangements or understandings between Mr. Swirsky and any other person pursuant to which Mr. Swirsky was selected as an executive officer of the Company.

On September 18, 2006, Mr. Swirsky executed an agreement (the “Employment Agreement”), pursuant to which Mr. Swirsky will serve as Chief Financial Officer, Corporate Secretary and Treasurer of the Company. Mr. Swirsky will receive an annual base salary of $265,000, and will receive a $50,000 signing bonus to be paid after joining the Company. If Mr. Swirsky voluntarily leaves the Company prior to the completion of his one-year employment anniversary, the Company has the right to request the repayment, in full, of the signing bonus. Mr. Swirsky will also be eligible to receive an annual bonus in accordance with the Company’s Compensation Plan. In addition, the Company will provide Mr. Swirsky with relocation assistance if he wishes, during his first year of employment, to relocate nearer to the Company’s offices. If Mr. Swirsky voluntarily leaves the Company within one year of receipt of the relocation assistance payments, the Company has the right to request the repayment, in full or a portion thereof, of the relocation assistance.

Pursuant to the terms of the Employment Agreement, Mr. Swirsky will be granted an option for 300,000 shares of the Company’s Common Stock, of which approximately 12.5% will vest after six months and the remaining shares will vest monthly equally over the following 42 months. The option was granted to Mr. Swirsky on September 18, 2006, at an exercise price equal to the closing price of the Company’s stock as of that date.

The Company and Mr. Swirsky also entered into a Salary Continuation Agreement (the “Salary Continuation Agreement”). The Salary Continuation Agreement provides Mr. Swirsky with a severance payment equal to one year’s salary and a pro-rata portion of his bonus if Mr. Swirsky is terminated by the Company without “cause” (as such term is defined in the Salary Continuation Agreement) and other than by reason of death or disability. Mr. Swirsky will also continue to receive standard medical and insurance benefits from the Company during such 12 month period. Additionally, Mr. Swirsky agreed not to disparage the Company, and agreed not to compete with the Company during his employment and for a period of two years one year following his termination.

Additionally, the Company entered into a Change in Control Agreement (the “Change in Control Agreement”) with Mr. Swirsky. The Change in Control Agreement provides Mr. Swirsky with a lump sum severance payment, in cash, equal to 18 months of salary and a pro rata portion of Mr. Swirsky’s average annual bonus, if he is terminated during the two-year period following a “change in control”, other than for “cause” or his death or “disability”, or if Mr. Swirsky resigns for “good reason” (as each such term is defined in the Change in Control Agreement). Mr. Swirsky will also continue to receive standard medical and insurance benefits from the Company during such 18 month period. Mr. Swirsky is also entitled to receive certain gross-up payments not to exceed $10,000, if the severance payments would trigger certain tax obligations to Mr. Swirsky. Subject to the foregoing, Mr. Swirsky is an at-will employee of the Company and either the Company or Mr. Swirsky may terminate his employment at any time, with or without cause, and with or without notice.

The above descriptions of the Employment Agreement, Salary Continuation Agreement and the Change in Control Agreement are summaries only and are qualified in their entirety by the agreements, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The full text of the Company’s press release issued in connection with the announcement of Mr. Swirsky’s hiring is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

    Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

10.1  Terms of At-Will Employment, dated September 18, 2006

10.2   Salary Continuation Agreement, dated September 18, 2006, by and between GenVec, Inc. and Douglas J. Swirsky

10.3            Change in Control Agreement, dated September 18, 2006, by and between GenVec, Inc. and Douglas J. Swirsky

99.1            Press Release dated September 19, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC.

By: /s/ Paul H. Fischer, Ph.D
      Paul H. Fischer, Ph.D.
      President and Chief Executive Officer

Date: September 19, 2006